Exhibit 11
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

            COMPUTATION OF EARNINGS PER COMMON SHARE
                 FOR THE YEAR ENDED DECEMBER 31
        (In millions, except share and per share amounts)


                                                  1996         1995         1994
                                                  ----         ----         ----
1.  Income applicable to common stock before
    extraordinary loss and accounting changes*   $512.8       $788.4       $441.0

2.  Net income applicable to common stock*       $512.8       $788.4       $373.1

3.  Average number of common shares
    outstanding at the beginning of the
    year and the end of each month during
    the year                                174,333,524  178,018,083  177,881,428

4.  Primary earnings per common share
    before extraordinary loss and accounting
    changes (1 divided by 3)                   $   2.94      $  4.43      $  2.48

5.  Primary earnings per common share
    (shares for extraordinary loss and
    accounting change calculations =
    177,247,646 in 1994)                       $   2.94      $  4.43      $  2.10

6.  Fully diluted earnings before extra-
    ordinary loss and accounting changes (1)     $512.8       $788.4       $441.0

7.  Fully diluted earnings (2)                   $512.8       $788.4       $373.1

8.  Shares issuable under stock incentive
    plans (treasury stock method)                34,359       35,664       22,930

9.  Shares issuable upon exercise of
    dilutive outstanding stock
    options (treasury stock method)           1,846,215    1,642,922    1,232,914

10. Fully diluted shares (3 + 8 + 9)        176,214,098  179,696,669   179,137,27

11. Fully diluted earnings per common
    share before extraordinary loss
    and accounting changes
    (6 divided by 10)                             $2.91        $4.39        $2.46
12. Fully diluted earnings per common
      share (shares for extraordinary
      loss and accounting change
      177,908,286 in 1994)                        $2.91        $4.39        $2.08

* After preferred dividend requirement

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